SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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LVIP Wells Fargo Intrinsic Value Fund,

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

LVIP Wells Fargo Intrinsic Value Fund,

formerly known as LVIP FI Equity-Income Fund

Dated December 21, 2009

This statement provides information concerning a sub-adviser change for the LVIP Wells Fargo Intrinsic Value Fund, formerly known as the LVIP FI Equity-Income Fund. We are not asking you for a proxy, and you are requested not to send us a proxy.

We previously advised you, via a supplement dated September 21, 2009 to the Trust’s prospectus dated May 1, 2009, that the Board of Trustees (the “Board”) of Lincoln Variable Insurance Products Trust (the “Trust”) unanimously voted and approved a change in sub-adviser for the LVIP FI Equity-Income Fund. The former sub-adviser was Pyramis Global Advisors, LLC (“Pyramis”). As a result of the change in sub-adviser, the Board also voted and approved that the name of the LVIP FI Equity-Income Fund be changed to the LVIP Wells Fargo Intrinsic Value Fund (the “Fund”). Lincoln Investment Advisors Corporation (“LIAC” or the “Adviser”) remains the investment adviser to the Funds.

In accordance with an exemptive order dated November 7, 2006 that the Securities and Exchange Commission (“SEC”) issued to the Trust, LIAC can hire, terminate and replace, as applicable, sub-advisers (except as a general matter, sub-advisers affiliated with such investment adviser) without shareholder approval. Further, as a condition of such order, the investment adviser must furnish shareholders of the affected funds with certain information about the new sub-advisory agreement. This Information Statement is intended to comply with that condition. The Information Statement will be mailed on or about December 28, 2009 to shareholders of the Fund.

I.	Background

At an in-person meeting on September 10 and 11, 2009, the Board, including a majority of the Trustees who are not “interested persons” of the company within the meaning of that term under the Investment Company Act of 1940 (“Independent Trustees”), approved Metropolitan West Capital Management, LLC (“MetWest Capital”) to serve as the new sub-adviser, effective October 1, 2009 and approved a new sub-advisory agreement (the “Agreement”) with MetWest Capital. In connection with this matter, the Board approved at the meeting the termination of the sub-advisory agreement for the Fund with the prior sub-adviser effective as of the close of business September 30, 2009. On October 1, 2009, LIAC and the Fund then entered into the Agreement with MetWest Capital. MetWest Capital’s appointment as sub-adviser was made in accordance with the SEC exemptive order noted above and does not require shareholder approval. The last time a sub-advisory agreement for the Fund1 was approved by the shareholders was on April 13, 1998.

II.	Board Considerations on the Sub-Advisory Agreement

Due to long-term underperformance, the Board decided to terminate the Fund’s sub-advisory agreement with Pyramis. LIAC proposed that MetWest Capital serve as the Fund’s new sub-adviser.

In considering the approval of the proposed sub-advisory agreement between LIAC and MetWest Capital on behalf of the Fund, the Independent Trustees noted that MetWest Capital was proposed to replace Pyramis, the Fund’s current sub-adviser. The Independent Trustees considered the nature, extent and quality of services proposed to be provided by MetWest Capital under the sub-advisory agreement. The Independent Trustees reviewed the materials provided by Fund Management regarding the criteria used in seeking a new sub-adviser for

[1]	The sub-advisory agreement was approved by the shareholders of the Lincoln National Equity-Income Fund, Inc., the predecessor fund to the LVIP Wells Fargo Intrinsic Value Fund (formerly known as the LVIP Equity-Income Fund).

the Fund, including successful long-term track records in the Large-Cap Value asset class, with a focus on those with favorable risk and style characteristics. The Independent Trustees considered the background of the investment professionals proposed to service the Fund, the longevity of the investment team, the investment process used and the low-turnover investment approach of MetWest Capital. The Independent Trustees also considered the presentation given by the portfolio managers at the Board meeting. They also reviewed information provided regarding portfolio manager compensation, trading and brokerage arrangements, use of soft dollars, disaster recovery/business continuity plan, and MetWest Capital’s compliance program and regulatory matters.

The Independent Trustees also considered the performance of an investment company sub-advised by MetWest Capital in the same strategy as proposed for the Fund, compared to the Fund’s performance and the Russell 1000 Value Index for various time periods from February 2002 through June 2009. The Independent Trustees noted that the proposed sub-advisory agreement contained substantially the same terms as those in place under the current sub-advisory agreements for the other Lincoln funds and that MetWest Capital had agreed to the same fee schedule as contained in the current sub-advisory agreement. The Independent Trustees concluded that the services to be provided by MetWest Capital were expected to be acceptable.

With respect to MetWest Capital’s estimated profitability as sub-adviser, the Independent Trustees noted that the proposed sub-advisory fee was negotiated at arm’s length between LIAC and MetWest Capital, an unaffiliated third party, and that LIAC would compensate MetWest Capital from its fee and concluded the proposed sub-advisory fee was reasonable. With respect to additional potential benefits, the Independent Trustees noted that MetWest Capital would have the ability to obtain research with soft dollars that may or may not be used to benefit other MetWest Capital clients.

Based on all the information considered and conclusions reached, the Independent Trustees determined that the terms of the proposed sub-advisory agreement for the Fund were fair and reasonable and that approval of the sub-advisory agreement was in the best interests of the Fund and recommended its approval to the Board of Trustees. The Board determined to adopt the considerations and conclusions of the Independent Trustees.

III.	The New Sub-Advisory Agreement

The Agreement is substantially similar to the Fund’s prior sub-advisory agreement other than with respect to the identity of the sub-adviser. However, there are some differences, as noted below, between the two agreements.

MetWest Capital will, subject to the supervision of the adviser, LIAC, provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including the determination of the purchase, retention, or sale of securities, cash and other investments in accordance with the Fund’s investment objectives, policies and restrictions. MetWest Capital is also authorized to select broker-dealers to execute Fund securities transactions as it deems appropriate, subject to its duty to obtain best execution. MetWest Capital will vote proxies relating to the Fund’s investment securities.

MetWest Capital bears the expenses of all necessary investment and management facilities, including salaries of personnel, for its activities in connection with the services provided under the Agreement.

Except as provided by the Indemnification section of the Agreement, MetWest Capital is not subject to any liability to the Adviser, the Fund or to any shareholder of the Fund for any act or omission connected with or arising out of any services rendered under the Agreement, except by reason of MetWest Capital’s willful misfeasance, bad faith, or gross negligence on the part of MetWest Capital or by reason of MetWest Capital’s reckless disregard of its obligations and duties under the Agreement. Pursuant to the Indemnification section, MetWest Capital agrees to indemnify the Adviser and the Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities or litigation to which the Adviser or the Fund may become subject as a result of: (a) any failure by MetWest Capital to adequately diversify the Fund’s investment program pursuant to the requirements and regulations identified in the Agreement, unless the failure has been corrected within any applicable grace period; or (b) any untrue statement of a material fact contained in disclosure provided by

MetWest Capital for inclusion in the Fund’s regulatory filings or any omission of a material fact required to be stated and necessary to prevent filing misleading disclosure.

The prior sub-advisory agreement contained provisions that stated prior to proceeding to trial over any dispute, the parties were to have first delivered notice of the dispute to the opposing party, and within 20 days after delivery of the notice, attempt to meet and resolve the dispute. If the parties did not meet to resolve the dispute or if the dispute was not resolved within 120 days, the parties were to have endeavored to settle the dispute by mini-trial. The new sub-advisory agreement does not contain a similar provision.

The Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to annual approval by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Agreement may be terminated without penalty at any time by: (a) any of the parties upon 60 days’ prior written notice to the other parties; (b) by the vote of a majority of Trustees of the Trust; or (c) by the vote of a majority of the outstanding voting securities of the Fund. (Under the prior sub-advisory agreement, the former sub-adviser and the adviser were required to give at least 90 days’ written notice to each other to terminate the agreement.)

The prior and new sub-advisory fees for sub-advisory services are set forth in the table below:

Prior Sub-Advisory Fee Paid by Adviser to Pyramis (Average Daily Net Assets of the Fund)	New Sub-Advisory Fee Payable by Adviser to MetWest Capital (Average Daily Net Assets of the Fund)
0.40% on the first $250 million 0.35% on excess over $250 million	0.40% on the first $250 million 0.35% on excess over $250 million

The sub-advisory fee due and owing by the Adviser from January 1, 2009 through September 30, 2009 to the previous sub-adviser of the Fund pursuant to a sub-advisory agreement dated April 30, 2007 was $949,070.88. Had the Agreement been in effect for that same time period, the sub-advisory fees due and owing by LIAC would have been the same.

The following are investment funds for which MetWest Capital acts as sub-adviser that have similar investment objectives to the Fund:

Comparable Account or Fund	Contractual Fee (including breakpoints)	Assets under Management (as of September 30, 2009)
American Beacon Large Cap Value Fund	0.275% on the first $100 million 0.20% on the balance	$2,075,417,656.33
Evergreen Intrinsic Value Fund	0.35% on the first $250 million 0.275% on the next $750 million 0.20% on the balance	$630,655,112.55
Northern Multi-Manager Large Cap Fund	0.30% on the first $100 million 0.25% on the balance	$153,863,474.58
CIBC Imperial U.S. Equity Pool	0.35% on the first $50 million 0.30% on the next $100 million 0.25% on the balance	$152,960,307.60
CIBC Frontiers U.S. Equity Pool	0.35% on the first $50 million 0.30% on the next $100 million 0.25% on the balance	$83,218,441.24

MetWest Capital has not waived, reduced or other wise agreed to reduce their compensation under their contracts with such funds as referenced in the above chart.

As of December 31, 2008, the Adviser had the following affiliated brokers: Delaware Distributors, L.P., Jefferson Pilot Variable Corporation, Lincoln Financial Distributors, Inc., Lincoln Financial Advisors Corporation, Lincoln Financial Securities Corporation. The Fund did not pay any brokerage commissions to brokers affiliated with the Adviser for the fiscal year ended December 31, 2008. As of December 31, 2008, MetWest Capital had the following affiliated broker-dealers: Evergreen Investment Services, Inc., First Clearing, LLC, H.D. Vest Investment Securities, Inc. (d/b/a H.D. Vest Investment Services), Wachovia Insurance Services Broker Dealer, Inc., Wealth Enhancement Brokerage Services, LLC, Wells Fargo Advisors, LLC, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Brokerage Services, LLC, Wells Fargo Funds Distributor, LLC, Wells Fargo Institutional Securities, LLC, Wells Fargo Insurance Services Investment Advisors, Inc., Wells Fargo Investments, LLC and Wells Fargo Securities, LLC. The Fund paid brokerage commissions of $943 or .06% of the aggregate brokerage commissions for the fiscal year ended December 31, 2008 to brokers affiliated with MetWest Capital.

IV.	Information Regarding MetWest Capital

Metropolitan West Capital Management, LLC, 610 Newport Center Drive, Suite 1000, Newport Beach, California 92660, is registered investment adviser founded in 1997. MetWest Capital is majority owned (83.5%) by Evergreen Investments, a wholly owned subsidiary of Wells Capital Management, located at 401 S. Tryon Street, Charlotte, North Carolina 28288. Howard Gleicher, 610 Newport Center Drive, Suite 1000, Newport Beach, CA 92660, owns 12% of MetWest Capital. Wells Capital Management, the asset management division of Wells Fargo & Company, is located at 525 Market Street, 10th Floor, San Francisco, California 94105. Wells Fargo & Company is located at 420 Montgomery Street, San Francisco, CA 94163. As of September 30, 2009, MetWest Capital had approximately $11.1 billion in assets under management.

To the knowledge of the Fund, no Trustee currently has any material interest by security holdings in MetWest Capital or any entity controlling, controlled by or under common control with MetWest Capital. However, up until November 3, 2009, three Independent Trustees owned less than 1% of securities issued by an entity controlling, controlled by or under common control with MetWest Capital.

The following table provides the name and principal occupation of MetWest Capital’s directors and executive officers. The address of each of the directors and executive officers is 610 Newport Center Drive, Suite 1000, Newport Beach, California 92660.

Name	Principal Occupation
Gary W. Lisenbee	President, Treasurer, and Director
Howard R. Gleicher	Chief Executive Officer, Chief Investment Officer, and Director
Steven M. Borowski	Senior Vice President and Director
Amru Khan	Director
Robert Bissell	Director
Michael H. Koonce	Secretary and Director
Thomas K. Hoops	Director

V.	Information Regarding the Trust

The annual report for the Trust for the fiscal year ended December 31, 2008 has previously been sent to shareholders. That annual report and the semi-annual report for the period ended June 30, 2009 are available upon request without charge by contacting the Trust by:

Regular mail: Lincoln Variable Insurance Products Trust, P.O. Box 2340, Fort Wayne, Indiana 46801

Express mail: Lincoln Variable Insurance Products Trust, 1300 South Clinton Street, Fort Wayne, Indiana 46802

Phone: 800-454-6265

Website:	Semi-Annual Report: http://www.lfg.com/lfg/llc/prd/prs/sar/SAR_LINCOLN.pdf
Annual Report: http://www.lfg.com/lfg/llc/prd/prs/anr/AR_LINCOLN.pdf

As of December 31, 2008, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the outstanding Standard Class shares and Service Class shares of the Fund.

The principal office of the Trust is located at 1300 South Clinton Street, Fort Wayne, Indiana 46802. The Trust’s investment adviser is Lincoln Investment Advisors Corporation, which is located at One Granite Place, Concord, New Hampshire 03301. The Trust’s service provider for certain accounting functions and financial reporting, Mellon Bank, N.A., is located at 135 Santilli Highway, Everett, Massachusetts 02149-1950. The Trust has also entered into a Fund Accounting and Financial Administration Oversight Agreement with Delaware Service Company, Inc., located at 2005 Market Street, Philadelphia, Pennsylvania 19103. The Lincoln National Life Insurance Company, which provides various administrative services to the Trust, is located at 1300 South Clinton Street, Fort Wayne, Indiana 46802.

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